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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549


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                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                       Date of Report March 8, 1995


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


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Item 5. Other Events

On March 3, 1995, Washington Energy Company made the following press release:

WASHINGTON NATURAL GAS SEEKS RATE INCREASE

     SEATTLE -- Washington Natural Gas, the utility subsidiary of Washington Energy Company, filed a general rate case today with the Washington Utilities and Transportation Commission. The filing, if approved, seeks to raise rates by 8.5 percent, or $35.4 million overall on an annual basis.

     As part of its request, in a separate filing, the company has petitioned that $17.8 million annually, or approximately 50 percent of its total $35.4 million request, be granted as interim rate relief.

     The request for increased rates reflects the higher cost of capital and the interrelationship of costs and growth.

     The company is requesting an overall rate of return of 10.39 percent. Its current authorized rate of return is 9.15 percent.

     The Commission may take up to 11 months to render a decision in this proceeding. Washington Natural Gas requested the Commission review the interim petition on an expedited basis.

     Common stock in the parent company, Washington Energy, trades on the New York Stock Exchange under the symbol, "WEG."

     Washington Natural Gas Company trades its preferred stock on the New York Stock Exchange under the symbols "WNGPr" and "WNGPrA" (Series II and Series III, respectively).






Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


March 8, 1995